Exhibit 99.1
NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

FRANKLIN ELECTRIC REPORTS THIRD QUARTER 2024 RESULTS

Third Quarter 2024 Highlights
•Consolidated net sales of $531.4 million, a decrease of 1% to the prior year
•Water Systems and Distribution net sales increased 2% and 1%, respectively, while Fueling Systems net sales decreased 10%
•Operating income was $73.5 million with operating margin of 13.8%
•GAAP fully diluted earnings per share (EPS) was $1.17

Fort Wayne, IN – October 29, 2024 – Franklin Electric Co., Inc. today announced its third quarter financial results for fiscal year 2024.

Third quarter 2024 net sales were $531.4 million, compared to third quarter 2023 net sales of $538.4 million. Third quarter 2024 operating income was $73.5 million, compared to third quarter 2023 operating income of $78.1 million. Third quarter 2024 EPS was $1.17, versus EPS in the third quarter 2023 of $1.23.

“Our third quarter results were softer than expected due to continued macro pressure from lower home sales and starts, along with weather being wetter than normal. However, the demand environment remains healthy across our key end markets, which has normalized following record levels of sales in recent years. Margins remained stable due to our disciplined cost management, and we are actively pursuing opportunities to further reduce expenses across the enterprise,” commented Joe Ruzynski, Franklin Electric’s CEO.

“As we close out the year, we expect tempered order activity in-line with seasonal patterns. That said, having spent time with our incredible global team members over the past few months, I am energized by the potential of Franklin Electric. With our wide range of capabilities, strategic footprint, and flexible balance sheet, we have the ability to drive differentiated growth and accelerate productivity for years to come,” concluded Mr. Ruzynski.

Segment Summaries

Water Systems net sales were $302.2 million, a new third quarter record, an increase of $6.4 million or 2 percent compared to the third quarter 2023. The sales increase was driven by higher sales of groundwater products, all other surface products and water treatment products. The sales increase was partially offset by lower sales of large dewatering pumps, which had a record quarter last year. Water Systems operating income in the third quarter 2024 was $52.8 million, a new third quarter record. Third quarter 2023 Water Systems operating income was $52.7 million.

Distribution net sales were $190.8 million, an increase of $1.6 million or 1 percent compared to the third quarter 2023. Sales increases were driven by sales from a recent acquisition. The Distribution segment operating income in the third quarter 2024 was $12.2 million. Third quarter 2023 Distribution operating income was $10.7 million.

Fueling Systems net sales were $69.7 million in the third quarter 2024, a decrease of $8.0 million or 10 percent compared to the third quarter 2023. Sales decreases were driven by lower volumes. Fueling Systems operating income in the third quarter 2024 was $24.1 million. Third quarter 2023 Fueling Systems operating income was $25.8 million.

2024 Guidance

The Company is lowering its sales guidance for full year 2024 to be approximately $2.00 billion and reducing its EPS guidance for full year 2024 to be in the range of $3.75 to $3.85 which incorporates the Company’s first nine months performance and its outlook for the fourth quarter.

Earnings Conference Call

A conference call to review earnings and other developments in the business will commence at 9:00 am ET. The third quarter 2024 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

https://edge.media-server.com/mmc/p/cp5pmtx9

For those interested in participating in the question-and-answer portion of the call, please register for the call at the link below.

https://register.vevent.com/register/BIa5e3e952cc2d47c28144fef8683c97e0

All registrants will receive dial-in information and a PIN allowing them to access the live call. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A replay of the conference call will be available from Tuesday, October 29, 2024, through 9:00 am ET on Tuesday, November 5, 2024, by visiting the listen-only webcast link above.

Forward Looking Statements

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2023, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About Franklin Electric

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and energy. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications. Franklin Electric is proud to be named in Newsweek’s lists of America’s Most Responsible Companies and Most Trustworthy Companies for 2023 and America’s Climate Leaders 2023 by USA Today.

Franklin Electric Contact:

Jeffery L. Taylor
Franklin Electric Co., Inc.
InvestorRelations@fele.com

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)
	Third Quarter Ended		Nine Months Ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023

Net sales	$531,438	$538,431	$1,535,596	$1,592,163

Cost of sales	341,775	352,178	982,556	1,055,164

Gross profit	189,663	186,253	553,040	536,999

Selling, general, and administrative expenses	115,998	107,687	352,290	324,651

Restructuring expense	139	462	139	735

Operating income	73,526	78,104	200,611	211,613

Interest expense	(1,556)	(2,984)	(4,980)	(10,309)
Other (expense) income, net	(181)	277	709	1,865
Foreign exchange income (expense), net	88	(2,483)	(5,228)	(8,098)

Income before income taxes	71,877	72,914	191,112	195,071

Income tax expense	16,983	14,746	43,795	39,167

Net income	$54,894	$58,168	$147,317	$155,904

Less: Net income attributable to noncontrolling interests	(298)	(370)	(663)	(1,181)

Net income attributable to Franklin Electric Co., Inc.	$54,596	$57,798	$146,654	$154,723

Earnings per share:
Basic	$1.19	$1.25	$3.18	$3.34
Diluted	$1.17	$1.23	$3.14	$3.29

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	September 30, 2024	December 31, 2023
ASSETS

Cash and cash equivalents	$106,273	$84,963
Receivables (net)	272,003	222,418
Inventories	524,647	508,696
Other current assets	39,560	37,718
Total current assets	942,483	853,795

Property, plant, and equipment, net	226,072	229,739
Lease right-of-use assets, net	62,694	57,014
Goodwill and other assets	575,994	587,574
Total assets	$1,807,243	$1,728,122

LIABILITIES AND EQUITY

Accounts payable	$173,935	$152,419
Accrued expenses and other current liabilities	124,865	104,949
Current lease liability	17,963	17,316
Current maturities of long-term debt and short-term borrowings	76,402	12,355
Total current liabilities	393,165	287,039

Long-term debt	11,581	88,056
Long-term lease liability	43,484	38,549
Income taxes payable non-current	—	4,837
Deferred income taxes	31,128	29,461
Employee benefit plans	30,781	35,973
Other long-term liabilities	23,219	33,914

Redeemable noncontrolling interest	1,179	1,145

Total equity	1,272,706	1,209,148
Total liabilities and equity	$1,807,243	$1,728,122

FRANKLIN ELECTRIC CO., INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
(In thousands)
	September 30, 2024	September 30, 2023
Cash flows from operating activities:
Net income	$147,317	$155,904
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	41,825	39,582
Non-cash lease expense	15,223	12,664
Share-based compensation	10,127	8,449
Other	5,178	10,894
Changes in assets and liabilities:
Receivables	(51,440)	(20,427)
Inventory	(18,760)	2,537
Accounts payable and accrued expenses	17,218	4,376
Operating leases	(15,700)	(12,847)
Income taxes-U.S. Tax Cuts and Jobs Act	(3,870)	(2,902)
Other	3,968	399

Net cash flows from operating activities	151,086	198,629

Cash flows from investing activities:
Additions to property, plant, and equipment	(28,897)	(30,155)
Proceeds from sale of property, plant, and equipment	704	—
Acquisitions and investments	(1,151)	(6,641)
Other investing activities	37	26

Net cash flows from investing activities	(29,307)	(36,770)

Cash flows from financing activities:
Net change in debt	(12,477)	(87,653)
Proceeds from issuance of common stock	5,269	9,010
Purchases of common stock	(56,989)	(29,888)
Dividends paid	(35,442)	(31,315)
Deferred payments for acquisitions	(348)	(448)

Net cash flows from financing activities	(99,987)	(140,294)

Effect of exchange rate changes on cash and cash equivalents	(482)	(4,848)
Net change in cash and cash equivalents	21,310	16,717
Cash and cash equivalents at beginning of period	84,963	45,790
Cash and cash equivalents at end of period	$106,273	$62,507

Key Performance Indicators: Net Sales Summary

	Net Sales
(in millions)	United States & Canada	Latin America	Europe, Middle East & Africa	Asia Pacific	Total Water	Fueling	Distribution	Other/Elims	Consolidated
Q3 2023	$182.0	$45.5	$48.7	$19.6	$295.8	$77.7	$189.2	$(24.3)	$538.4
Q3 2024	$183.6	$43.5	$53.4	$21.7	$302.2	$69.7	$190.8	$(31.3)	$531.4
Change	$1.6	$(2.0)	$4.7	$2.1	$6.4	$(8.0)	$1.6	$(7.0)	$(7.0)
% Change	1%	(4)%	10%	11%	2%	(10)%	1%		(1)%

Foreign currency translation, net*	$(0.3)	$(4.4)	$(0.3)	$—	$(5.0)	$0.1	$—		$(4.9)
% Change	—%	(10)%	(1)%	—%	(2)%	—%	—%		(1)%

Acquisitions	$4.5	$—	$—	$—	$4.5	$—	$4.7		$9.2
% Change	2%	—%	—%	—%	2%	—%	2%		2%

Volume/Price	$(2.6)	$2.4	$5.0	$2.1	$6.9	$(8.1)	$(3.1)	$(7.0)	$(11.3)
% Change	(1)%	5%	10%	11%	2%	(10)%	(2)%	29%	(2)%

*The Company has presented local currency price increases used to offset currency devaluation in the Argentina and Turkey hyperinflationary economies within the foreign currency translation, net row above.

Key Performance Indicators: Operating Income and Margin Summary

Operating Income and Margins
(in millions)	For the Third Quarter 2024
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$52.8	$24.1	$12.2	$(15.6)	$73.5
% Operating Income To Net Sales	17.5%	34.6%	6.4%		13.8%

Operating Income and Margins
(in millions)	For the Third Quarter 2023
	Water	Fueling	Distribution	Other/Elims	Consolidated
Operating Income/(Loss)	$52.7	$25.8	$10.7	$(11.1)	$78.1
% Operating Income To Net Sales	17.8%	33.2%	5.7%		14.5%